EXHIBIT 10.1
DIRECTOR COMPENSATION PROGRAM
T-Mobile US, Inc.
Effective as of May 1, 20131
The terms of the Director Compensation Program (the “Program”) for Non-Employee Directors of T-Mobile US, Inc. (the “Company”) are set forth herein.
For purposes of the Program, a “Non-Employee Director” is any director of the Company who is not (i) an employee of the Company or any of its subsidiaries or (ii) an officer or employee of Deutsche Telekom AG or any of its subsidiaries.
1.Eligibility
Each Non-Employee Director of the Company elected or appointed to the Company’s Board of Directors (the “Board”) shall be eligible to receive the compensation set forth in the Program.
2.Non-Employee Director Compensation
Subject to the terms and conditions set forth herein and in the Plan, Non-Employee Directors shall receive the following compensation:
a.Cash Compensation
Non-Employee Directors shall receive the following cash compensation, as applicable, to be paid in cash in equal quarterly installments after the end of the quarter in which earned:

Annual Retainer for Board Service	$143,000
Additional Retainer for Lead Independent Director	$55,000
Audit Committee Chair	$60,000
Compensation Committee Chair	$25,000
Nominating and Corporate Governance Committee Chair	$20,000
Additional Retainer for Audit Committee Members (including AC Chair)	$15,000
National Security Director Retainer	$75,000
Any person who becomes a Non-Employee Director and/or committee chair at any time of the year other than the date of the Annual Meeting of Stockholders shall receive a pro rata portion of cash compensation set forth above, as applicable, based on the number of days remaining in the one-year period following the date of the previous Annual Meeting of Stockholders.
1 Amended June 4, 2014 and further amended on June 1, 2015, June 16, 2016, June 13, 2017, June 13, 2019, June 4, 2020, and June 13, 2024.

Non-Employee Directors will receive additional compensation of (i) $3,000 per Board meeting and (ii) $2,000 per Committee meeting.
b.Reimbursement of Expenses
The Company shall pay on behalf of, or reimburse, Non-Employee Directors for all reasonable costs and expenses incurred in attending meetings of the Board, Board committees, and the Company’s stockholders and in fulfilling their other responsibilities as directors of the Company. In addition, the Company shall pay on behalf of, or reimburse, Non-Employee Directors for all reasonable costs and expenses, including an appropriate tax gross up, for spousal or partner travel to one Board meeting per year (or as requested by the Company).
c.Restricted Stock Unit Grants
Immediately after each Annual Meeting of Stockholders beginning with the 2013 Annual Meeting of Stockholders, each Non-Employee Director shall automatically be granted restricted stock units of the Company (“RSUs”) with a value of $255,000 (based on the closing price of the Company’s common stock on the NASDAQ Global Select Market of The NASDAQ Stock Market LLC on the grant date), with any fractional share rounded to the nearest whole share; provided, that any person who becomes a Non-Employee Director at any time of the year other than the date of the Annual Meeting of Stockholders shall automatically be granted RSUs equal to the pro rata portion of $240,000 based on the number of days remaining in the one-year period following the date of the most recent previous Annual Meeting of Stockholders, such grant to be effective on the date he or she becomes a Non-Employee Director and based on the closing price of the Company’s common stock on the NASDAQ Global Select Market of The NASDAQ Stock Market LLC on the grant date, with any fractional share rounded to the nearest whole share.
The RSUs shall be fully vested as of the one-year anniversary of the date on which the RSUs were granted, contingent upon the Non-Employee Director’s continuous service on the Board during such period; provided, however, that for a person who becomes a Non-Employee Director at any time other than the date of the Annual Meeting of Stockholders, the vesting date shall be the one-year anniversary of the grant date for awards made in connection with the most recent previous Annual Meeting of Stockholders. In the event of a Non-Employee Director’s resignation or removal prior to the vesting of the RSUs, such RSUs shall automatically be forfeited to the Company; provided, however, that if a Non-Employee Director serves through the date of an Annual Meeting of Stockholders but does not stand for re-election at that meeting, any RSU award made for the prior year that has not yet vested as of such meeting shall continue to vest per schedule. In the event of a Non-Employee Director’s death, the RSUs shall immediately vest.
Upon a Change in Control of the Company (as defined in the Company’s Omnibus Incentive Plan), the RSUs shall immediately vest upon the date of such Change in Control.
RSUs shall be granted pursuant to the Company’s Omnibus Incentive Plan (the “Plan”) and shall be subject to the terms and conditions of the Plan and the applicable restricted stock unit agreement in effect on the grant date. Capitalized terms used but not defined herein shall have the meanings given to them in the Plan. The above terms supplement, and do not alter or change, the provisions of the Plan. In the event of any inconsistency between the terms contained herein and in the Plan, the Plan shall govern.
3.Amendment

The Board may amend the provisions of the Program in such respects as it deems advisable. Any such amendment shall not, without the consent of the Non-Employee Director, impair or diminish any rights of the Non-Employee Director under the Program.